MSF
Meister Seelig & Fein LLP

Kenneth S. Goodwin
Partner
Direct (212) 655-3563
Fax (646) 539-3663
ksg@msf-law.com

July 3, 2019

The Board of Directors
Protagenic Therapeutics, Inc.
401 Park Avenue South
New York, NY 10016

Re: 2016 Equity Compensation Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 564,378 shares of common stock, $.0001 par value per share (the "Shares"), of Protagenic Therapeutics, Inc., a Delaware corporation (the "Company"), issuable under the Company's 2016 Equity Compensation Plan (the "Plan").

In that connection, we have reviewed originals or copies of the following documents (collectively, the "Documents"):

(a) The Registration Statement and related prospectus;

(b) The Plan;

(c) The third amended and restated certificate of incorporation of the Company and the second amended and restated bylaws of the Company as presently in effect, both as certified by an officer of the Company as of a recent date;

(d) Resolutions adopted by the Company's board of directors at a meeting held on March 25, 2016 whereby the board of directors of the Company, subject to the approval of the stockholders of the Company, approved the adoption of the Plan providing for the reservation and issuance of up to 3,000,000 shares of common stock of the Company thereunder, with such number of shares subject to automatic, annual increase, as provided under the Plan, as certified by an officer of the Company as of a recent date;

(e) Resolutions adopted by the stockholders of the Company at a Special Meeting of Stockholders of the Company held on June 17, 2016 whereby the stockholders of the Company

approved the adoption of the Plan to provide for the reservation and issuance of up to 3,000,000 shares of common stock of the Company thereunder, with such number of shares subject to automatic, annual increase, as provided under the Plan;

(f) Resolutions adopted by the Company's board of directors authorizing the filing of the Registration Statement, as certified by an officer of the Company as of a recent date;

(g) A form of stock certificate representing the Shares to be issued under the Plan; and

(h) A certificate (the "Company Certificate") signed by the Chief Financial Officer of the Company certifying to the matters set forth in sections (c) through (g) above.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies, including the Documents, and that they will remain in full force and effect.

B. We have assumed without verification that there are a sufficient number of shares of common stock authorized by the third amended and restated certificate of incorporation of the Company but unissued to provide for the reservation of the Shares under the Plan.

C. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D. We have assumed without verification that, with respect to the minutes of any meetings of the stockholders of the Company or of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without verification the accuracy and completeness of the information contained in (i) the Registration Statement (including but not limited to statements therein as to the number of shares of common stock issued and outstanding), as well as all of the other Documents, (ii) the Company Certificate and (iii) all corporate records made available to us by the Company.

F. We have assumed that the form of certificates representing the Shares to be issued pursuant to the Plan will conform to the applicable requirements of the General Corporation Law of the State of Delaware (the "DGCL") and the Company's third amended and restated certificate of incorporation and the Company's bylaws.

G. We express no opinion herein as to the laws of any state or jurisdiction other than, with respect to the immediately succeeding paragraph, the DGCL, and the federal laws of the United States of America. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. The opinions herein are as of the date hereof and are based on current law and facts and circumstances. We have no obligation, and expressly decline any undertaking, to revise or supplement this opinion or otherwise advise you should applicable law or the existing facts and circumstances change.

Based on the foregoing, upon the assumptions that there will be no changes in the documents we have examined, including the Documents, and the other matters referred to above, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

Meister Seelig & Fein LLP

Meister Seelig & Fein LLP